Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-267784), and Form S-8 (Nos. 333-259736, 333-266807 and 333-270725) of Brilliant Earth Group, Inc. of our report dated March 28, 2024, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Denver, Colorado
March 28, 2024